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Conference Call:         Today, Thursday, November 5, 2009 at 10:00 a.m. EST

Dial-in Numbers:         866-395-2657 or 706-902-0717 (international)
Webcast / Replay URL:    www.integramed.com or www.earnings.com
                         ------------------    ----------------
Phone Replay:            800-642-1687 or 706-645-9291 through November 6
Conference ID#:          37103590
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                   INTEGRAMED(R) Q3 EPS GREW 8% to $0.14 ON A
                  3% INCREASE IN TOTAL REVENUE TO $53.6 MILLION

PURCHASE, NEW YORK -- November 5, 2009 -- IntegraMed America, Inc. (NASDAQ:
INMD), the nation's leading manager of specialty outpatient healthcare facilities in the emerging, technology-focused medical niches of fertility and vein care, today reported improved overall operating results for the third quarter and nine months ended September 30, 2009. Please note that results for the 2008 periods have been restated to reflect a change in revenue recognition methodology for a portion of the deferred revenue within the Company's Consumer Services Division. The change did not impact 2009 results.

-----------------------------------------------------------------------------------------------------
                            Summary Financial Results
                      (in thousands, except per share data)

-----------------------------------------------------------------------------------------------------

                         Three          Three                     Nine      Nine Months
                         Months         Months         %         Months        Ended           %
                         Ended          Ended        Change       Ended      9/30/08(1)     Change
                          9/30/09     9/30/08(1)                 9/30/09
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Revenue:
  Fertility Centers         $35,964       $36,505         -1%     $109,538      $104,302          +5%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
  Consumer Services           5,013         5,364         -7%       15,242        14,367          +6%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
  Vein Clinics               12,621        10,360        +22%       37,288        29,264         +27%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
       Total Revenue        $53,598       $52,229         +3%     $162,068      $147,933         +10%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Contribution:
  Fertility Centers           2,979         2,743         +9%        8,678         7,617         +14%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
  Consumer Services           1,068         1,352        -21%        3,741         4,034          -7%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
  Vein Clinics                  995           892        +12%        3,031         1,927         +57%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
      Total contribution    $ 5,042        $4,987         +1%      $15,450       $13,578         +14%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
G&A Costs                   $ 2,764        $2,853         -3%      $ 9,333       $ 7,951         +17%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Net Interest expense            259           308        -16%          682           884         -23%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Income before Inc Taxes       2,019         1,826        +11%        5,435         4,743         +15%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Income Taxes                    791           727         +9%        2,173         1,909         +14%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Net income                  $ 1,228        $1,099        +12%      $ 3,262       $ 2,834         +15%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
EPS                           $0.14         $0.13         +8%        $0.37         $0.33         +12%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------
Diluted shares                8,839         8,714         +1%        8,833         8,685          +2%
------------------------ ----------- ------------- ----------- ------------ ------------- ------------

         (1) As reported on a Form 8-K filed November 3, 2009, IntegraMed's 2008 results have been restated to reflect an accounting methodology change implemented with respect to the timing of revenue recognition for a portion of Attain IVF Program deferred revenues within the Consumer Services Division.

IntegraMed CEO Jay Higham, commented, "On a company-wide basis, we were able to achieve a modest improvement in total revenue during the third quarter, and our operating discipline enabled the Company to deliver an even greater percentage improvement in net income and EPS. Challenges that began to emerge in the second quarter in the fertility marketplace were offset by a strong performance in our Vein Clinics business, validating our strategy to diversify into this specialty health care niche in 2007.

"New patient visits at our Fertility Centers increased by 7%, and by 37% at our Vein Clinics, as compared to last year's third quarter. Applications for our Attain IVF programs also increased, by 2%, as compared to last year, and by 6% versus Q2 2009.

"The effects of the lingering recession and a tight consumer credit market played a more significant role during Q3 2009. We first saw this issue arise toward the end of the second quarter when Attain IVF Program enrollments trailed those of the prior year's period, and those lower enrollments translated into lower Q3 2009 revenues. The tight credit environment also impacted the revenue generating capabilities at our Fertility Centers, as patients were increasingly challenged in meeting the high costs of IVF treatment. For patients without insurance coverage, financing represents an important source of funds for fertility treatments. The limited availability of financing at reasonable rates caused some patients to defer IVF treatment as was reflected in a modest decline in the number of completed IVF cycles, despite a rise in new patient visits.

"Although we expect the consumer to face continuing economic uncertainties into 2010, we believe IntegraMed has the right leadership team and staff, the right strategies in place and a value proposition that resonates particularly well within the healthcare field at this time. Our performance continues to outstrip that of our competitors, a dynamic we believe offers a unique opportunity to expand our Fertility Centers business via new or expanded contracts with leading fertility practices across the country."

John Hlywak, CFO of IntegraMed, added, "Our financial and operational focus enabled IntegraMed to once again deliver solid operational performance despite the top-line impact of lingering consumer economic headwinds. Managing operating expenses in this environment remains a central focus of everyone at IntegraMed. As we work to drive margins at the operating divisions, a similar focus is occurring at the corporate level where we reduced Q3 2009 G&A to just 55% of total contribution, compared to 57% in the third quarter of 2008."

Fertility Centers

-----------------------------------------------------------------------
                        Q3 2009     Q3 2008   Change      % Change
-----------------------------------------------------------------------

Revenue:                 $36.0M      $36.5M    -0.5M          -1%
-----------------------------------------------------------------------

Operating Income:          $3.0M       $2.7M   +$0.3M        +9%
-----------------------------------------------------------------------

New Patient Visits:       7,063       6,602     +461         +7%
-----------------------------------------------------------------------

IVF Cycles:               3,424       3,566     -142         -4%
-----------------------------------------------------------------------

Fertility Centers revenue declined on a year-over-year basis due to the impact of the previously reported loss of a third-party payer contract at one of our larger fertility centers at the beginning of the year. That contract loss amounted to approximately $2.0 million in lost revenue. Despite this factor, IntegraMed was able to achieve a 9% improvement in Q3 2009 divisional operating income. The improvement reflected an increase in operating margin to 8.3%, compared to 7.5% in the same period of 2008.

IntegraMed is also noting a shift in case mix, with a slightly lower overall proportion of patient revenue coming from IVF treatment, as some patients are choosing alternative, lower cost treatments that are covered by insurance. This shift contributed to a small decline in IVF cycles performed.

IntegraMed remains committed to extending its position as a leading operator of fertility centers in the U.S. and continues to target the acquisition of one or two mid-sized fertility center contracts each year. Management is in dialogue with several prospective centers and remains confident in its ability to achieve or expand on this goal. Importantly, IntegraMed's track record of improving the growth, margins and profitability of contracted fertility centers, despite the economic challenges, is gaining widespread notice within the fertility marketplace.

Consumer Services (Attain IVF Program)

-------------------------------------------------------------------------------
                         Q3 2009       Q3 2008 (1)     Change     % Change
-------------------------------------------------------------------------------

Revenue:                  $5.0M           $5.4M        -$0.4M        -7%
-------------------------------------------------------------------------------

Operating Income:         $1.1M           $1.4M        -$0.3M        -21%
-------------------------------------------------------------------------------

Applications:              552             542           +10         +2%
-------------------------------------------------------------------------------

Enrollments:               288             307           -19         -6%
-------------------------------------------------------------------------------
                  (1) Q3 2008 results have been restated to reflect changes in the accounting methodology with respect to the timing of certain revenue recognition for the Attain IVF program within the Consumer Services Division.

While still within the normal range, a decrease in pregnancy rates in Q3 2009 versus the year-ago period was a principal factor in the year-over-year decrease in Consumer Services segment revenue. Additionally, Consumer Services new patient enrollments declined 6% during Q3 2009 primarily as a result of the impact of a transition in the third-party consumer lender for the Attain IVF Program, as well as from general economic factors and a difficult consumer credit environment. IntegraMed announced yesterday that it has secured a new third-party finance partner to replace CapitalOne, its long-time partner which exited all health care financing earlier in the year. The management team at IntegraMed's new partner, Springstone Patient Financing, has substantial experience in lending within the fertility marketplace. Accordingly, they have developed a much more attractive package of financial solutions at more competitive rates and have committed to supporting us with the highest level of customer service. The benefits of this new source of patient funding should be fully reflected starting in the first quarter of 2010.

As of September 30, 2009, IntegraMed provided its Attain IVF Programs through 36 fertility centers across the United States. The Company continues to target the addition of four new fertility center provider groups to its network on an annual basis, having already added three new providers to its network in 2009.

Vein Clinics (VCA)

-------------------------------------------------------------------------------
                           Q3 2009         Q3 2008        Change      % Change
-------------------------------------------------------------------------------
Revenue:                    $12.6M          $10.4M        +$2.2M        +22%
-------------------------------------------------------------------------------
Operating Income:            $1.0M           $0.9M        +$0.1M        +12%
-------------------------------------------------------------------------------
New Consultations:          3,894           2,849         +1,045        +37%
-------------------------------------------------------------------------------
First Leg Starts:           1,959           1,500            +459       +31%
-------------------------------------------------------------------------------

IntegraMed achieved strong revenue growth in the Vein Clinics segment, reflecting the benefit of new patient marketing programs, on-going strong patient demand, improving clinic performance as well as contributions from new clinic openings over the past year. Contribution margin from the Vein Clinics segment was 7.9% in Q3, compared to 8.6% in the year ago period. The decline in contribution margin reflects the impact of higher marketing costs related to new clinic launches as well as the entry into new markets with lower insurance reimbursement rates compared to legacy markets. Despite these factors, IntegraMed continues to expect contribution margins in this segment to trend higher over time.

IntegraMed has opened two new vein clinics so far in 2009 - both in Ohio - and targets the opening of one additional VCA location during the balance of the year. Looking forward, given the performance and financial returns being achieved in this business, the Company has determined to expand its growth plans and is now targeting the opening of eight new clinics in 2010.

VCA has more than 25 years of experience specializing in all aspects of vein disease. VCA uses minimally invasive techniques for diagnosing and treating patients' chronic vein problems. All procedures are performed in state-of-the-art facilities, requiring no hospitalization or surgery and allowing patients to be back on their feet the same day.

Balance Sheet and Cash Flow
The Company's financial condition strengthened in the first nine months of 2009, with net cash rising by $6.9 million in the first nine months of 2009 compared to a $1.3 million decrease in net cash in the same year ago period. Cash and cash equivalents at September 30, 2009 rose to $35.2 million, compared to $22.4 million a year ago, $31.5 million at June 30, 2009 and $28.3 million at December 31, 2008. IntegraMed expects to continue building cash from operations for the remainder of 2009.

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is a leading manager of fertility centers and vein clinics in the United States. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services. IntegraMed also offers treatment-financing programs for self-pay patients.

IntegraMed's fertility network is the nation's largest fertility network, comprised of 36 contracted centers with over 100 locations in 31 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice. The IntegraMed Vein Care network is the leading provider of varicose vein care services in the US, operating 34 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:

                  www.integramed.com for investor background,
                  ------------------
                  www.integramedfertility.com for fertility, or
                  ---------------------------
                  www.veinclinics.com for vein care
                  -------------------
Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, including larger-scale acquisitions; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of November 5, 2009 and IntegraMed undertakes no duty to update this information.

CONTACT:
Investors:                                       Media/Investors:
John W. Hlywak, Jr., EVP and CFO                 Norberto Aja, David Collins
IntegraMed America, Inc.                         Jaffoni & Collins Incorporated
jhlywak@integramed.com                           inmd@jcir.com
----------------------                           -------------
914-251-4143                                     212-835-8500

                                 (tables follow)


                            INTEGRAMED AMERICA, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)
                                   (Unaudited)

                                                                 For the                 For the
                                                                three-month            nine-month
                                                               period ended           period ended
                                                               September 30,           September 30,
                                                         ----------------------   ----------------------
                                                            2009         2008       2009        2008
                                                         ---------   ----------   ---------    ---------
Revenue
     Fertility Centers ..............................   $  35,964    $  36,505    $ 109,538    $ 104,302
     Consumer Services ..............................       5,013        5,364       15,242       14,367
     Vein Clinics ...................................      12,621       10,360       37,288       29,264
                                                        ---------    ---------    ---------    ---------
     Total Revenue ..................................      53,598       52,229      162,068      147,933
                                                        ---------    ---------    ---------    ---------

Costs of services and sales
     Fertility Centers ..............................      32,985       33,762      100,860       96,685
     Consumer Services ..............................       3,945        4,012       11,501       10,333
     Vein Clinics ...................................      11,626        9,468       34,257       27,337
                                                        ---------    ---------    ---------    ---------
     Total Cost of Services and Sales ...............      48,556       47,242      146,618      134,355
                                                        ---------    ---------    ---------    ---------

Contribution
     Fertility Centers ..............................       2,979        2,743        8,678        7,617
     Consumer Services ..............................       1,068        1,352        3,741        4,034
     Vein Clinics ...................................         995          892        3,031        1,927
                                                        ---------    ---------    ---------    ---------
     Total Contribution .............................       5,042        4,987       15,450       13,578
                                                        ---------    ---------    ---------    ---------

General and administrative expenses .................       2,764        2,853        9,333        7,951
Interest income .....................................         (44)         (95)        (187)        (324)
Interest expense ....................................         303          403          869        1,208
                                                        ---------    ---------    ---------    ---------
     Total other expenses ...........................       3,023        3,161       10,015        8,835
                                                        ---------    ---------    ---------    ---------

Income before income taxes ..........................       2,019        1,826        5,435        4,743
Income tax provision ................................         791          727        2,173        1,909
                                                        ---------    ---------    ---------    ---------
Net income ..........................................   $   1,228    $   1,099    $   3,262    $   2,834
                                                        ---------    ---------    ---------    ---------

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share .......................   $    0.14    $    0.13    $    0.37    $    0.33
     Diluted earnings per share .....................   $    0.14    $    0.13    $    0.37    $    0.33

Weighted average shares - basic .....................       8,776        8,648        8,770        8,607
Weighted average shares - diluted ...................       8,839        8,714        8,833        8,685



                                     (more)


                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                           (all amounts in thousands)



                                                                    September 30,   December 31,
                                                                    -------------   ------------
                                                                        2009            2008
                                                                    -------------   ------------
                                                                    (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents ......................................   $  35,186      $  28,275
   Patient and other receivables, net .............................       7,590          6,681
   Deferred taxes .................................................       4,352          5,744
   Other current assets ...........................................       6,068          6,468
                                                                      ---------      ---------

     Total current assets .........................................      53,196         47,168

   Fixed assets, net ..............................................      16,674         16,618
   Intangible assets, Business Service Rights, net ................      20,984         21,956
   Goodwill .......................................................      29,478         29,478
   Trademarks .....................................................       4,442          4,442
   Other assets ...................................................       3,682          1,781
                                                                      ---------      ---------

     Total assets .................................................   $ 128,456      $ 121,443
                                                                      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $   2,049      $   2,853
   Accrued liabilities ............................................      18,823         17,818
   Current portion of long-term notes payable and other obligations      11,335         11,351
   Due to Fertility Medical Practices, net ........................      10,551          6,354
   Attain IVF and other patient deposits ..........................      12,996         11,237
                                                                      ---------      ---------

       Total current liabilities ..................................      55,754         49,613

Long-term notes payable and other obligations .....................      15,845         18,868
Deferred tax liabilities ..........................................         271            696
                                                                      ---------      ---------
                                                                         71,870         69,177
Commitments and Contingencies

Shareholders' equity:
   Common stock ...................................................          88             87
   Capital in excess of par .......................................      56,011         54,943
   Other comprehensive (loss) .....................................        (222)          (375)
   Treasury stock .................................................        (375)          (211)
   Retained earnings (Accumulated deficit) ........................       1,084         (2,178)
                                                                      ---------      ---------
       Total shareholders' equity .................................      56,586         52,266
                                                                      ---------      ---------

       Total liabilities and shareholders' equity .................   $ 128,456      $ 121,443
                                                                      =========      =========


                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (all amounts in thousands)

                                                                               For the
                                                                          Nine-month period
                                                                         ended September 30,
                                                                        -----------------------
                                                                          2009           2008
                                                                        ---------     ---------
                                                                              (unaudited)
Cash flows from operating activities:

    Net income .......................................................   $  3,262    $  2,834
    Adjustments to reconcile net income to net cash provided
       by operating activities:
      Depreciation and amortization ..................................      5,382       5,459
      Deferred income tax provision ..................................       (836)       (376)
      Deferred Stock-based compensation ..............................      1,038         617
    Changes in assets and liabilities ? Decrease (increase) in assets:
         Patient and other accounts receivable .......................       (909)     (1,235)
         Other current assets ........................................        400         433
         Other assets ................................................       (149)       (323)
      (Decrease) increase in liabilities:
         Accounts payable ............................................       (804)        587
         Accrued liabilities .........................................        841      (1,314)
         Due to medical practices ....................................      4,197      (2,025)
         Attain IVF patient deposits .................................      1,759       1,219
                                                                         --------    --------
Net cash provided by operating activities ............................     14,181       5,876

Cash flows used in investing activities:
Purchase of business service rights ..................................       --          (950)
Cash paid to purchase VCA, net of cash acquired ......................       --          (119)
Other intangibles ....................................................       --          (110)
Purchase of fixed assets and leasehold improvements ..................     (4,466)     (3,896)
                                                                         --------    --------
Net cash used in investing activities ................................     (4,466)     (5,075)

Cash flows used in financing activities:
Proceeds from issuance of debt .......................................       --           380
Principle repayments on debt .........................................     (2,835)     (2,736)
Common stock transactions ............................................         31         261
                                                                         --------    --------
Net cash used in financing activities ................................     (2,804)     (2,095)
                                                                         --------    --------

Net increase in cash and cash equivalents ............................      6,911      (1,294)
Cash at beginning of period ..........................................     28,275      23,740
                                                                         --------    --------
Cash at end of period ................................................   $ 35,186    $ 22,446
                                                                         ========    ========

Supplemental Information:
     Interest paid ...................................................        812       1,012
     Income taxes paid ...............................................      3,658       1,483

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